Exhibit 10.1

Partners for Growth
Loan and Security Agreement

Borrower:                                    ActiveCare, Inc. a Delaware corporation
Address:                                        1365 West Business Park Drive, Suite 100, Orem, UT 84058
Date:                                                  February 19, 2016
THIS LOAN AND SECURITY AGREEMENT ("Agreement") is entered into on the above date (the "Effective Date") between PARTNERS FOR GROWTH IV, L.P. ("PFG"), whose address is 1660 Tiburon Blvd., Suite D, Tiburon, CA 94920  and Borrower(s) named above (jointly and severally, the "Borrower"), whose chief executive offices are located at the above addresses ("Borrower's Address"). The Schedules to this Agreement (the "Schedules") being signed by the parties concurrently, are an integral part of this Agreement.  (Definitions of certain terms used in this Agreement are set forth in Section 7 below.)
1.    LOANS.
1.1  Loans. PFG will make Loans to Borrower in the amount (s) shown in the Schedules subject at all times to, and notwithstanding any other provision of this Agreement, no Default or Event of Default having occurred and being continuing at any time a Loan is requested or made, and subject to deduction of Reserves for accrued interest and such other Reserves as PFG may establish in accordance with the definition thereof.
1.2   Interest.  All Loans and all other monetary Obligations shall bear interest at the rates shown in the Schedules, except where expressly set forth to the contrary in this Agreement.  Interest shall be payable monthly, on the first day of each month for interest accrued during the prior month.
1.3  Fees.  Borrower shall pay PFG the fees shown in the Schedules, which are in addition to all interest Lender Expenses and other sums payable to PFG and are not refundable.
1.4  Loan Requests.  To obtain a Loan (which term shall include a request for an Advance under Schedule 1, an increase in Dollar Credit Limit under Schedule 1, the Tranche 2 Loan under Schedule 2 or any other credit provided to Borrower), Borrower shall make a Qualifying Request to PFG compliant with Section 8.5. Loan Requests are not deemed made until PFG acknowledges receipt of the same by electronic mail or otherwise in writing.  Without limiting the effect of Section 8.22 in the event there are at any time multiple Borrowers hereunder, Borrower appoints the Responsible Officer(s) as its authorized agent to make Loan Requests and any Loan Request made by such Responsible Officer(s) shall be binding on Borrower as if made by its own officers who are duly authorized to bind Borrower in respect of this Agreement. PFG's obligation to fund a Loan Request shall be subject to its receipt of such reports, certificates and other information as may be set forth in the Schedules and Exhibits. Loan Requests received after 12:00 Noon Pacific time will not be deemed to have been received by PFG until the next Business Day. PFG may rely on any Loan Request given by a person whom PFG believes in good faith is a Responsible Officer, and Borrower will indemnify PFG for any loss PFG suffers as a result of that reliance.
1.5  Late Fee.  If any payment of accrued interest for any month is not made within three business days after the later of the date a bill therefor is sent by PFG or three business days after the due date therefor, or if any payment of principal or any other payment is not made within three Business Days after the date due, then Borrower shall pay PFG a late payment fee equal to 5% of the amount of each such late payment.  The provisions of this paragraph shall not be construed as PFG's consent to Borrower's failure to pay any amounts when due, and PFG's acceptance of any such late payments shall not restrict PFG's exercise of any remedies arising out of any such failure. Unless expressly waived in writing by PFG in its sole discretion, interest at the Default Rate shall commence to apply to outstanding monetary Obligations as from the date the above grace periods expire.
1.6  Overadvances. If, at any time or for any reason, the total of all outstanding Revolving Loans and all other overdue monetary Obligations in respect of the Schedule 1 Loans exceeds the Schedule 1 Revolving Credit Limit (an "Overadvance"), Borrower shall pay the amount of the excess to PFG on the next Business Day following written notice or demand.  Without limiting Borrower's obligation to repay to PFG the amount of any Overadvance, Borrower agrees to pay PFG interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.  SECURITY INTEREST.
2.1  Grant of Security Interest.  To secure the payment and per-formance of all of the Obligations when due, Borrower hereby grants to PFG a continuing security interest in, and pledges to PFG, all of the following (collectively, the "Collateral"):  all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Collateral Accounts (including Deposit Accounts); all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, pro-ceeds of proceeds and claims against third parties) of, any and all of the above and all Borrower's books relating to any and all of the above.
3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.
In order to induce PFG to enter into this Agreement and to make Loans, Borrower represents and warrants to PFG as follows, and Borrower covenants that the fol-lowing representations will continue to be true, except for representations expressly specified to be made as of a particular date, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and thereafter until all Obligations (other than inchoate indemnity obligations) have been paid and performed in full:
3.1  Corporate Existence, Authority and Consents.  Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has in full force and effect all Governmental Authorizations required for Borrower to lawfully conduct its business as conducted on the Effective Date.  Borrower shall give PFG 30 days' prior written notice before changing its jurisdiction or form of organization. Borrower is and will con-tinue to be qualified and licensed to do business in all ju-risdictions in which any failure to do so could result in an adverse effect on Borrower or its business or result in a monetary or non-monetary obligation with a value in excess of $50,000. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as en-forcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements relating to creditors' rights generally), (iii) do not violate Borrower's Constitutional Documents, or any Legal Requirement or any material agreement or instru-ment of Borrower or relating to its property, (iv) do not require any action by, filing, registration or qualification with, or Governmental Authorization from, any Governmental Body (except such Governmental Authorizations which have already been obtained and are in full force and effect), and (v) do not constitute grounds for acceleration of any material Indebtedness or obligation under any agreement or instru-ment of Borrower or relating to its property. Without limiting the foregoing: (A) the Board has the authority under Borrower's Constitutional Documents to enter into and cause Borrower to perform, or to delegate such authority to a Responsible Officer to enter into and cause Borrower to perform, its Obligations, and (B) no consent is required of any Person to make the representation set forth in clause (A) absolutely true in all respects.
3.2  Name; Trade Names and Styles.  As of the Effective Date, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Constitutional Documents.  Listed in the Representations are all prior names of Borrower and all of Borrower's present and prior trade names as of the Effective Date.  Borrower shall give PFG thirty (30) days' prior written notice before changing its name or doing business under any other name.  Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to Borrower.
3.3  Place of Business; Location of Collateral.  As of the Effective Date, the ad-dress set forth in the heading to this Agreement is Borrower's chief executive office.  In addition, as of the Effective Date, Borrower has places of business and Collateral is located only at the locations set forth in the Representations.  Borrower will give PFG at least thirty (30) days prior written notice before opening any additional place of business, changing its chief execu-tive office, or moving any of the Collateral valued at greater than $10,000 to a location other than Borrower's Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Equipment is located.
3.4  Title to Collateral; Perfection; Permitted Liens.
(a)    Borrower is as of the Effective Date, and will at all times in the future be, the sole owner of all the Collateral, except for Collateral which is leased or licensed to Borrower.  The Collateral is as of the Effective Date and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens.  As of the Effective Date, PFG will have, and will continue to have, a First-Priority perfected and enforceable security in-terest in all of the Collateral, subject only to Permitted Liens, and Borrower will at all times defend PFG and the Collateral against all claims of others.

(b)    Borrower has set forth in the Representations all of Borrower's Collateral Accounts as of the Effective Date, and Borrower shall (i) give PFG five (5) Business Days advance written notice before (A) establishing any new Collateral Accounts or (B) depositing any Cash or Cash Equivalents or Investment Property into any new Collateral Account and (iii) shall cause the institution where any Collateral Account is maintained to execute and deliver to PFG a Control Agreement in form sufficient to perfect PFG's security interest in the Collateral Account and otherwise satisfactory to PFG in its good faith business judgment.
(c)    In the event that Borrower shall at any time after the Effective Date have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify PFG thereof in writing and provide PFG with such information regarding the same as PFG shall request (unless providing such information would waive Borrower's attorney-client privilege).  Such notification to PFG shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to PFG, and Borrower shall execute and deliver all such documents and take all such actions as PFG shall request in connection therewith.
(d)                  No Collateral with a value in excess of $250,000 is affixed to any real property in such a manner or with such intent as to become a fixture, except as disclosed in detail in Exhibit A. From and after the Effective Date, without PFG's consent in each instance, no material part of the Collateral will be affixed to any real property in such a manner, or with such intent, as to become a fixture.  Borrower is not, except as set forth in Exhibit A, and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or im-pair Borrower's right to remove any Collateral from the leased premises.  Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by PFG, use commercially reasonable efforts to cause such third party to exe-cute and deliver to PFG, in form acceptable to PFG, such waivers and subordinations as PFG shall specify in its good faith business judgment.  Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.
(e)    Except as specified in the Representations, Borrower is not party to, nor is it bound by, any Restricted License.
3.5  Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose.  Borrower will immediately advise PFG in writing of any material loss or damage to the Collateral.
3.6  Books and Records.  Borrower has maintained and will maintain at Borrower's Address complete and accurate books and records, comprising an accounting system in ac-cordance with GAAP.
3.7  Financial Condition, Statements and Reports.  All Financial Statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and fi-nancial condition of Borrower in all material respects, in accordance with GAAP, at the times and for the pe-riods therein stated.  Between the last date covered by any such statement provided to PFG and the Effective Date, there has been no Material Adverse Change.
3.8  Tax Returns and Payments; Pension Contributions.  Borrower has timely filed, and will timely file, all required Tax Returns, and Borrower has timely paid, and will timely pay, all Taxes now or in the future owed by Borrower.  Borrower may, however, defer pay-ment of any of the foregoing which are contested by Borrower in good faith, provided that Borrower (i) contests the same by appropriate proceedings promptly and diligently insti-tuted and conducted, (ii) notifies PFG in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the same from becoming a lien upon any of the Collateral.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional Taxes becoming due and payable by Borrower.  Borrower has paid, and shall continue to pay all amounts necessary to fund all pre-sent and future pension, profit sharing and deferred com-pensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, in-cluding any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Body.
3.9  Compliance with Law.  Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all Legal Requirements applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal prop-erty, the conduct and licensing of Borrower's business, and all environmental matters.

3.10  Litigation.  Except as disclosed in the Representations, there is no claim, suit, litigation, proceeding or investiga-tion pending or (to the best of Borrower's Knowledge) threat-ened against or affecting Borrower in any court or before any Governmental Body (or any basis therefor known to Borrower) (i) involving individually or in the aggregate more than $50,000, or (ii) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change.  Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate.
3.11  Use of Proceeds.  All proceeds of all Loans shall be used solely for lawful business purposes, including any purposes detailed in the Schedules.  Borrower is not purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock."
3.12  No Default.  At the Effective Date, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to any Loans being made concurrently herewith.
3.13  Protection and Registration of Intellectual Property Rights.  Borrower owns or otherwise holds the right to use all Intellectual Property rights material to Borrower's business or necessary for the conduct of its business as currently conducted and reflected in any of Borrower's financial plans covering future periods.  Borrower shall: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property, other than Intellectual Property that is not material to Borrower's business, has a fair value of less than $25,000 and that Borrower has affirmatively determined not to maintain or to abandon; (b) promptly advise PFG in writing of infringements of its Intellectual Property material to its business; (c) not allow any Intellectual Property material to Borrower's business to be abandoned, forfeited or dedicated to the public without PFG's written consent, (d) provide (i) written notice to PFG at least ten (10) days prior to entering into or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public and licenses or agreements of Borrower with customers in which Borrower is an original equipment manufacturer, and (ii) the consent or waiver of any Person whose consent or waiver is necessary for (A) any Restricted License to be deemed "Collateral" and for PFG to have a Lien in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (B) PFG to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with PFG's rights and remedies under this Agreement and the other Loan Documents, and (e) while any Obligations are Outstanding, shall not Transfer any Intellectual Property without PFG's consent, which consent shall not be unreasonably withheld if no Default or Event of Default has occurred and is then continuing, the Transfer of such Intellectual Property would not give rise to such a Default or Event of Default, and if such Intellectual Property meets the three criteria set forth as the exceptions to Borrower's duties to protect, defend and maintain under clause (a), above.  If, before the Obligations have been paid and/or performed in full, Borrower shall (i) adopt, use, acquire or apply for registration of any trademark, service mark or trade name, (ii) apply for registration of any patent or obtain any patent or patent application; (iii) create or acquire any published or material unpublished works of authorship material to the business that is or is to be registered with the U.S. Copyright Office or any non-U.S. equivalent; or (iv) register or acquire any domain name or domain name rights, then the provisions of Section 2.1 shall automatically apply thereto, and Borrower shall use all commercially reasonable efforts to give PFG advance written notice thereof and in any event shall thereafter give PFG prompt written notice thereof (which for purposes hereof shall be deemed to be not more than five (5) Business Days from the occurrence of each and any of the foregoing). Borrower shall further provide PFG with all information and details relating to the foregoing and take such further actions as PFG may reasonably request from time to time to enable PFG to perfect or continue the perfection of PFG's interest in such Collateral.
3.14  Domain Rights and Related Matters.  Borrower (a) is the sole record, legal and beneficial owner of all domain names and domain name rights used in connection with its business and that of its Subsidiaries, free and clear of any rights or claims of any third party; (b) has set forth in the Representations information with respect to domain names and ownership thereof, domain registry, domain servers, location and administrative contact information, web hosting and related services and facilities (collectively, "Domain Rights") that is true, accurate and complete and Borrower shall promptly notify PFG of any material changes to such information; (c) shall maintain all Domain Rights that Borrower has not affirmatively determined to abandon in full force and effect so long as any Obligations remain outstanding; (d) shall, upon request of PFG, notify such third parties (including domain registrars, hosting companies and internet service providers) of PFG's security interest in Borrower's Domain Rights; and (e) shall promptly advise PFG in writing of any material disputes or infringements of its Domain Rights. The obligations of Borrower under this Section shall not be limited by any Borrower obligations under the IP Security Agreement and related Collateral Agreements and Notices executed in connection with this Agreement.

3.15 Representations, Warranties and Covenants Relating to Accounts.
(a) Representations Relating to Accounts.  Borrower represents and warrants to PFG as follows:  Each Account with respect to which Facility A Loans are requested by Borrower shall, on the date each such Loan is requested and made, (i) represent an undisputed bona fide existing un-conditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower's business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 7 below.
(b) Representations Relating to Documents and Legal Compliance.  Borrower represents and warrants to PFG as follows:  All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and cor-rect in all material respects and all such invoices, instruments and other docu-ments and all of Borrower's books and records are and shall be genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  To the best of Borrower's Knowledge, all signatures and endorsements on all documents, instru-ments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accor-dance with their terms.
(c) Documents Relating to Accounts. If requested by PFG, Borrower shall furnish PFG with copies (or, at PFG's request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the fore-going.  Borrower shall also furnish to PFG an aged ac-counts receivable trial balance as provided in the Schedule.  In addition, Borrower shall deliver to PFG, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.
4.  ADDITIONAL DUTIES OF BORROWER.
Borrower will at all times comply with all of the following covenants throughout the term of this Agreement:
4.1  Financial and Other Covenants.  Borrower shall at all times comply with the financial and other covenants set forth in the Schedules.
4.2.  Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to PFG in the original form in which re-ceived by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine; pro-vided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to PFG (i) the proceeds of Accounts arising in the ordinary course of business, or (ii) the pro-ceeds of the sale of surplus, worn out or obsolete Equipment dis-posed of by Borrower in good faith in an arm's length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year).  Borrower agrees that it will not commingle proceeds of Collateral (other than those described in subclauses (i) and (ii) above) with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above.  PFG may, in its good faith business judgment, require that all proceeds of Collateral be de-posited by Borrower into a Lock-Box account, or such other "blocked account" as PFG may specify, pursuant to a blocked account agreement in such form as PFG may specify in its good faith business judgment.  Nothing in this Section limits the restrictions on disposi-tion of Collateral set forth elsewhere in this Agreement.
4.3  Insurance.  Borrower shall at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably accept-able to PFG, in such form and amounts as PFG may reasonably require and as are customary and in accordance with standard practices for Borrower's industry and locations, and Borrower shall provide evidence of such insurance to PFG.  All such insurance policies shall name PFG as an additional loss payee, and shall contain a lenders loss payee en-dorsement in form reasonably acceptable to PFG.  Upon receipt of the proceeds of any such insurance, PFG shall apply such proceeds in reduction of the Obligations as PFG shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing, PFG shall release to Borrower insurance proceeds with respect to Collateral totaling less than $100,000, which shall be utilized by Borrower for the re-placement of the Collateral with respect to which the in-surance proceeds were paid.  PFG may require reason-able assurance that the insurance proceeds so released will be so used.  If Borrower fails to provide or pay for any in-surance, PFG may, but is not obligated to, obtain the same at Borrower's expense.  Borrower shall promptly de-liver to PFG copies of all material reports made to insurance companies.

4.4  Reports.  Borrower, at its expense, shall provide PFG with the written reports set forth in the Schedules, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as PFG shall from time to time specify in its good faith business judgment.
4.5  Access to Collateral, Books and Records; Additional Reporting and Notices.  At rea-sonable times, and on three (3) Business Days" notice, PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. The foregoing inspections and audits shall be at Borrower's expense and the charge therefor shall be $850 per person per day (or such higher amount as shall repre-sent PFG's then current standard charge for the same), plus Lender Expenses, provided that so long as no Default or Event of Default has occurred and is then continuing and no prior inspection or audit has revealed material deficiencies or inaccuracies in Borrower's books and records, only one such inspection and audit shall be at Borrower's expense during any calendar year.  Notwithstanding the foregoing, Borrower shall not be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product. If Borrower is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld. Without limiting the scope of reporting under Section 6 of the Schedules, Borrower shall promptly disclose to PFG any efforts to sell Borrower, its business or assets or any material part thereof or to refinance the Loan and shall disclose the salient details of any offers received from time to time in respect of the foregoing. At any time when a Default or Event of Default has occurred and is continuing (whether or not PFG has agreed to forbear), PFG shall be entitled (i) to be briefed by Borrower as to such matters as PFG may require in its business discretion, (ii) to receive advance notice of any and all Board meetings or written consents, together with the agendas for the foregoing, and (iii) to observe any such Board meetings, whether or not formally constituted as such.
4.6  Negative Covenants.  Except as may be permitted in the Schedules, Borrower shall not, without PFG's prior written consent (which shall be a matter of its good faith business judgment and shall be conditioned on Borrower then being in compliance with the terms of this Agreement), do, cause or permit any of the following to occur:
(i) acquire any assets, except in the ordinary course of business, or make any Investments other than Permitted Investments;
(ii) enter into any transaction outside the ordinary course of business with a value in excess of $50,000; (which non-ordinary course transactions shall include mergers, amalgamations, consolidations in respect of Borrower, provided that with not less than thirty (30) days' notice to PFG, one Borrower may merge with another Borrower and a Non-Borrower Subsidiary may merge with a Borrower or another Non-Borrower Subsidiary;
(iii) Transfer any part of its business or property, except for (A) the sale of finished Inventory in the ordinary course of Borrower's business, (B) the sale of obsolete or unneeded Equipment in the ordinary course of business and otherwise in compliance with the terms of this Agreement, (C) the making of Permitted Investments, and (D) the granting of Permitted Liens; and, for the avoidance of any doubt, a Transfer of business or property, as contemplated above, would include (1) Borrower or any Subsidiary making or causing any payment to be made on Subordinated Debt unless expressly permitted under the terms of the subordination, intercreditor or other agreement to which the Subordinated Debt is subject (and, if permitted in this Agreement, only to the extent permitted), and (2) other than with the express consent of PFG in its sole business discretion, the amendment or modification of any such subordination, intercreditor or other agreement to provide for earlier or greater principal, interest or other payments thereon or adversely affect the subordination thereof to Obligations owed to PFG;
(iv) store any Inventory or other Collateral with any ware-houseman or other third party with an aggregate value (per location) of $10,000 or greater, unless there is in place a bailee agreement in such form as PFG shall specify in its good faith business judgment between PFG and such warehouseman or other third party;
(v) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other con-tingent basis;
(vi) make any loans of any money or other assets, other than Permitted Investments;
(vi) incur or permit to exist any Indebtedness, other than Permitted Indebtedness, or make any payment on Indebtedness, including Permitted Indebtedness, unless the terms of a Subordination Agreement between PFG and the holder of such Permitted Indebtedness expressly permit such payment and, in such case, only to the extent so permitted;
(viii) guarantee or otherwise become liable with respect to the obligations of another party or entity;

(ix) pay or declare any Dividends (except for dividends payable solely in stock of Borrower);
(x) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's equity, except as required in the ordinary course of business and consistent with past practice in connection with redeeming or purchasing equity of departing employees, up to a maximum aggregate of $25,000 in any fiscal year;
(xi) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;
(xii) with respect to the Dormant Subsidiaries, after the date hereof (A) cause or permit the Dormant Subsidiaries (collectively) to hold assets of any kind with a value of more than $10,000, or (B) cause or permit any Dormant Subsidiary to conduct or carry on any active business of any kind, or (C) cause or permit Borrower to make a Permitted Investment in the Dormant Subsidiaries or incur Permitted Indebtedness to any Dormant Subsidiary;
(xiii) make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to PFG;
(xiv) (A) without at least thirty (30) days prior written notice to PFG: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $10,000 in Borrower's assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, (5) change any organizational number (if any) assigned by its jurisdiction of organization; or (6) form any new Subsidiaries, and in each case, subject to (A) Borrower's and such Subsidiary(ies) compliance with Section 4.9 hereof, (B) such Subsidiary(ies) compliance with Section 4.10, and (C) such Subsidiary(ies) compliance with Section 8(a) of the Schedules;
(xiv) liquidate or dissolve, or elect or resolve to liquidate or dissolve; or
(xv) the Board shall permit or shall resolve to or approve, or Borrower shall otherwise take any steps to effect, any of the foregoing actions in clauses (i) through (xiv), inclusive, which are not otherwise expressly permitted herein.
Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transac-tion.
4.7  Litigation Cooperation.  Should any third-party suit or proceeding be instituted by or instituted or threatened in writing against PFG with re-spect to any Collateral or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.
4.8  Changes.  Borrower agrees to promptly notify PFG in writing of any changes in the information set forth in the Representations.
4.9  Further Assurances.  Borrower agrees, at its ex-pense, on reasonable request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment, deem neces-sary or useful in order to perfect and maintain PFG's perfected First-Priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement, including without limitation, the joinder of any New Subsidiaries to this Agreement and execution of such other agreements and instruments as PFG may reasonably request, including execution of a cross-corporate continuing guaranty among Borrowers and Non-Borrower Subsidiaries. In addition, Borrower shall Deliver to PFG, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Body regarding compliance with or maintenance of Governmental Authorizations or Legal Requirements or that could reasonably be expected to have a material effect on any of the Governmental Authorizations or otherwise on the operations of Borrower or any of its Subsidiaries.
4.10 Collateral Accounts. Subject to Section 8(a) of the Schedules, Borrower shall: (a) At all times maintain all of its Collateral Accounts with depositary institutions in respect of which a Control Agreement in favor of PFG is at all times in effect; and (b) provide PFG five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than the institutions holding Collateral on the Effective Date.
4.11 Authorization to File Security Instruments.  By executing and delivering a term sheet in respect of the Loans, Borrower shall be deemed to have authorized PFG to file Security Instruments on or prior to the Effective Date, without notice to Borrower, with all appropriate jurisdictions to perfect or protect PFG's interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of PFG under the Code. Such Security Instruments may indicate the Collateral as "all assets of the Debtor" or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in PFG's discretion.

4.12 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to PFG, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to PFG, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by PFG that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.  TERM.
5.1  Maturity Date.  This Agreement shall continue in effect until the Maturity Date(s) as defined in Section 7, subject to Sections 5.2, 5.3 and 5.4, below.
5.2  Early Termination.  This Agreement may be termi-nated prior to the Maturity Date as follows:  (i) if expressly permitted in the Schedules, by Borrower, effective three (3) Business Days after written notice of termination is given to PFG and payment in full in cash of all Obligations (other than inchoate indemnity obligations); or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.  If a Borrower right to prepay Obligations is provided in the Schedules and the exercise of such right is subject to payment of any consideration to PFG as a condition to such exercise, a Borrower Default or Event of Default that results in an acceleration of Obligations and/or termination of this Agreement shall not relieve Borrower of the obligation to pay such consideration, which shall be included in the Obligations required to be paid or performed by Borrower. If not all Loans are repaid, the right to terminate shall be conditioned upon an amendment to this Loan Agreement providing for the incorporation of Schedule provisions from the Facility being terminated to the Facility remaining outstanding.
5.3  Payment of Obligations.  On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, (i) all of PFG's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full, and (ii) no further Loans will be made to Borrower unless PFG otherwise agrees in its sole and absolute discretion.  No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination re-lieve Borrower of any Obligation to PFG, until all of the Obligations have been paid and performed in full.  Upon payment and performance in full of all the Obligations and termination of this Agreement, PFG shall promptly terminate its financing statements with respect to Borrower and de-liver to Borrower such other documents as may be required to fully terminate PFG's security interests.
5.4  Survival of Certain Obligations. Without limiting the survival of obligations addressed otherwise in this Agreement and notwithstanding any other provision of this Agreement, all covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower in Section 8.9 to indemnify PFG shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
6.  EVENTS OF DEFAULT AND REMEDIES.
6.1  Events of Default.  The occurrence of any of the following events shall constitute an "Event of Default" un-der this Agreement regardless of whether notice thereof is given by PFG, and Borrower shall give PFG im-mediate written notice thereof:
(a) Any warranty, represen-tation, covenant, statement, report or certificate made or delivered to PFG by Borrower or any of Borrower's officers, em-ployees or agents, now or in the future shall be untrue or misleading in a material respect when made or deemed to be made; or
(b) Borrower shall fail to pay any Loan or any interest thereon or any other monetary Obligation when due; or
(c) Borrower (i) shall fail to comply with any of the financial covenants set forth in the Schedules, or (ii) shall breach any of the provisions of Section 4.6 hereof, or (iii) shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or (iv) shall fail to permit PFG to conduct an inspection or audit as provided in Section 4.5 hereof or shall fail to provide the notices, information, briefing and other rights set forth in Section 4.5, or (v) shall fail to provide PFG with a Report under Section 6 of the Schedules within three (3) Business Days after the date due; or

(d) Borrower shall fail to per-form any other non-monetary Obligation, which failure is not cured within ten (10) Business Days after the date due; provided, however, if such failure results from a Default or an Event of Default for which there is a shorter cure period set forth in this Section 6.1, then the applicable cure period shall be such shorter period; or
(e) any levy, assessment, attachment or seizure is made on all or any part of the Collateral which is not cured within five (5) Business Days af-ter the occurrence of the same, or any lien or encum-brance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within ten (10) Business Days af-ter the occurrence of the same; or
(f) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or unconditionally waived in writing by the holder of the Permitted Lien (and for purposes of the foregoing, a waiver does not include a forbearance); or
(g) there is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (i) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $50,000; or (ii) any breach or default by Borrower or any Guarantor, the result of which could result in a Material Adverse Change or have a material adverse effect on Borrower, any Guarantor or its business or prospects; or
 (h) (i) Dissolution, termina-tion of existence, insolvency or business failure of Borrower or any Guarantor; or (ii) appointment of a receiver, trustee or custo-dian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any Insolvency Proceeding by, against or in respect of Borrower or any Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any juris-diction, now or in the future in effect, in each above case that is not dismissed or stayed within forty-five (45) days (and for the avoidance of doubt, PFG shall have no obligation to advance any Loan while any of the foregoing conditions or those set forth in clauses (iii) and (iv), below, exist); or (iii) Borrower or any Guarantor shall generally not pay its debts as they become due; or (iv) Borrower or any Guarantor shall conceal, remove or Transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any Transfer of any of its prop-erty which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or
(i) Borrower, any Guarantor or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to PFG or to induce PFG to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or
(j) revocation or termination of, or limita-tion or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or
(k) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or
(l) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordina-tion agreement; or
 (m) Borrower shall (i) enter into any agreement, binding or non-binding, that would result in a Change in Control, or (ii) effect or suffer a Change in Control; or
(n) a default or breach shall occur under any other Loan Document, which default or breach shall be continuing after the later of cure period expressly specified in such Loan Document or five (5) Business Days; or
(o) Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to PFG or to induce PFG to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or
(p) a Material Adverse Change shall occur.

PFG may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.
6.2  Remedies.  Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or other-wise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and de-clare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any de-ferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take posses-sion of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes PFG without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custo-dian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take posses-sion of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that PFG retain possession of, and not dis-pose of, any such Collateral until after trial or final judg-ment; (d) Require Borrower to assemble any or all of the Collateral and make it available to PFG at places desig-nated by PFG which are reasonably convenient to PFG and Borrower, and to remove the Collateral to such locations as PFG may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equip-ment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condi-tion at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, ex-change or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale.  PFG shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as PFG deems reasonable, or on PFG's premises, or elsewhere and the Collateral need not be located at the place of dis-position.  PFG may directly or through any affiliated company purchase or lease any Collateral at any such pub-lic disposition, and if permissible under applicable law, at any private disposition.  Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connec-tion therewith, Borrower irrevocably authorizes PFG to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take posses-sion of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG's good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Exercise any and all rights under any present or future Control Agreements relating to Deposit Accounts or Investment Property; and (i) Demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or re-ferring thereto.  All Lender Expenses, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  Without limiting any of PFG's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be the Default Rate.
6.3  Standards for Determining Commercial Reasonableness.  Borrower and PFG agree that a sale or other disposition (collectively, "sale") of any Collateral which complies with the following standards will conclu-sively be deemed to be commercially reasonable:  (i) Notice of the sale is given to Borrower at least ten (10) days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five (5) days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the Collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by PFG, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.;  (v) Payment of the purchase price in cash or by cashier's check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, PFG may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same.  PFG shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable. Without limiting the foregoing, if Exigent Circumstances exist, Borrower and PFG agree that notice periods may be shorter than as set forth above and such shorter notice periods are commercially reasonable in Exigent Circumstances. Borrower further acknowledges and agrees that if PFG's or third parties' access to Collateral is inhibited, restricted or denied, it shall be commercially reasonable for PFG to conduct a sale of Collateral under such circumstances even though the lack of access to Collateral would likely give rise to a sale price less than if parties had unfettered access to Collateral for purposes of conducting a sale.

6.4  Power of Attorney.  Upon the occurrence and during the continuance of any Event of Default, without limiting PFG's other rights and remedies, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner:  (a) Execute on behalf of Borrower any docu-ments that PFG, in its good faith business judgment, deems advis-able in order to perfect and maintain PFG's security in-terest in the Collateral, or in order to exercise a right of Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; en-dorse the name of Borrower upon any instruments, or doc-uments, evidence of payment or Collateral that may come into PFG's possession; (d) Endorse all checks and other forms of remittances received by PFG; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or con-trol of any books or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; (j) Execute on behalf of Borrower and file in Borrower's name such documents and instruments as may be necessary or appropriate to effect the Transfer of Domain Rights, domain names, domain registry administrative contacts and domain and website hosting services into the name of PFG or its designees, and (k) Take any action or pay any sum re-quired of Borrower pursuant to this Agreement and any other Loan Documents.  Any and all Lender Expenses incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  In no event shall PFG's rights under the foregoing power of attorney or any of PFG's other rights under this Agreement be deemed to indicate that PFG is in control of the busi-ness, management or properties of Borrower.
6.5  Application of Proceeds.  All proceeds realized as the result of any sale of the Collateral shall be applied by PFG first to Lender Expenses incurred in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency.  If, PFG, in its good faith business judgment, directly or indirectly en-ters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.
6.6  Remedies Cumulative.  In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party un-der the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive.  Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from sub-sequent exercise or partial exercise of any other rights or remedies.  The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and ef-fect until all of the Obligations have been fully paid and performed.
7.    DEFINITIONS.  As used in this Agreement, the fol-lowing terms have the following meanings:
"Account Debtor" means the obligor on an Account.
"Accounts" means all present and future "accounts" as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable, healthcare receivables and other sums owing to Borrower.
"Adjusted EBITDA" means: (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expenses plus (e) other non-cash expense items, such as stock compensation expense, plus (f) on a one-time basis, third party expenses incurred by Borrower in connection with the negotiation and execution of this Agreement (including PFG's fees and reimbursable expenses).

"Advance" means a Schedule 1 Loan made to Borrower pursuant to a Qualifying Request or otherwise.
 "Affiliate" means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or Subsidiary of such Person, or any Person directly or indirectly through any other Person controlling, controlled by or under common control with such Person.
"Board" means the Board of Directors or other governing authority of Borrower as authorized in its Constitutional Documents (which for the avoidance of doubt, includes a member or manager of a limited liability company).
"Borrowing Base Certificate" means a calculation of Borrower's ability to request Advances at any time under Schedule 1 in such form as is specified from time to time by PFG, initially in the form of Exhibit C.
"Business Day" or "business day" means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco are authorized or required by law to close.
"Cash" means unrestricted and unencumbered (except for the Liens of PFG) cash or cash equivalents in Deposit Accounts or other Collateral Accounts for which there is in effect a Control Agreement among Borrower, PFG and the depositary institution in respect of such accounts, unless the requirement for a Control Agreement has been waived by PFG.
 "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having a rating of at least A-1 or the equivalent thereof by Standard & Poor's Ratings Group or a rating of P-1 or the equivalent thereof by Moody's Investors Service, Inc.; (c) certificates of deposit held with institutions in respect of which a Control Agreement is in effect and maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition and (e) Investments pursuant to Borrower's Investment Policy, provided that such investment policy (and any such amendment thereto) has been provided by Borrower to PFG and approved in writing by PFG.
"Change in Control" means any event, transaction, or occurrence as a result of which (a) any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing thirty-five percent (35%) or more of the combined voting power of Borrower's then outstanding securities in a single transaction or a series of related transactions (other than by the sale of Borrower's equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to PFG the venture capital or private equity investors at least seven (7) Business Days prior to the initial closing of the transaction and provides to PFG a description of the material terms of the transaction and such other information as PFG may reasonably request); or (b) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the Board of Borrower (together with any new directors whose election by the Board of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office (other than as a result of the above-referenced venture capital / private equity exception, subject to the same notice and information requirements as specified above).
"Code" means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.
"Collateral" has the meaning set forth in Section 2 above.
"Collateral Account" is any Deposit Account, Securities Account, or Commodity Account, each as defined in the Code, and any other account of any kind or type in respect of Investment Property, including each of Borrower's primary operating and other deposit accounts and securities accounts, including all cash management, merchant services, and foreign exchange accounts and facilities.
"Compliance Certificate" means Borrower's certification of its compliance with the terms and conditions of this Agreement and such other matters as PFG may require to be addressed in such certificate, in the form as initially set forth as Exhibit B hereto, as such form may be amended from time to time upon advance notice from PFG.

"Constitutional Document" means for any Person, such Person's formation documents, as last certified by the Secretary of State (or equivalent Governmental Body) of such Person's jurisdiction of organization, together with, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or operating or similar agreement), (c) if such Person is a partnership, its partnership agreement (or similar agreement), and (d) if such Person is a statutory joint venture company or similar entity, its joint venture (or similar) agreement, each of the foregoing with all current amendments or modifications thereto.
 "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, Dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
 "continuing" and "during the continuance of" when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.
"Control Agreement" means a written agreement among PFG, Borrower and a depositary bank or other custodian in respect of Borrower's Collateral Accounts by which the depositary bank or other custodian, as appropriate, agrees to comply with instructions given from time to time by PFG directing the disposition of the funds, investments and securities in Borrower's Collateral Accounts without further consent of Borrower, which instructions may include not complying with instructions (which term may include the honoring of checks written by Borrower against funds in said accounts) given by Borrower, and containing other terms acceptable to PFG.
"Current Depositary(ies)" means the banking and / or other financial institutions at which Borrower maintains Collateral Accounts on the Effective Date.
"Default" means any event which with notice or passage of time or both, would constitute an Event of Default.
"Default Rate" means the lesser of (i) the applicable rate(s) set forth in the Schedules, plus six percent (6%) per annum, and (ii) the maximum rate of interest that may lawfully be charged to a commercial borrower under applicable usury laws.
"Deposit Accounts" means all present and future "deposit accounts" as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit, and as used in this Agreement, the term "Deposit Accounts" shall be construed to also include securities, commodities and other Investment Property accounts.
"Dividend" means a payment or other distribution in respect to equity to an owner thereof, (A) whether or not (i) in respect of net profits or otherwise, (ii) declared by Borrower's (or other relevant party's) (iii) Board, previously paid, or (iv) authorized in its Constitutional Documents or otherwise, and (B) for the avoidance of doubt, includes distributions to members of a limited liability company.
"Dormant Subsidiary(ies)" means 4G Biometrics LLC, a Texas limited liability company and Subsidiary of Borrower and Gwire Corporation, a Utah corporation.
"Eligible Accounts" means Accounts and General Intangibles arising in the ordinary course of Borrower's business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which PFG, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determina-tion of which Accounts are eligible for borrowing is a matter of PFG's good faith business judgment, the following (the "Minimum Eligibility Requirements") are the minimum requirements for an Account to be an Eligible Account:
(i) the Account must not be outstanding for more than ninety (90) days from its invoice date (the "Eligibility Period"),
(ii) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor,

(iii) the Account must not be subject to any non-ministerial contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be condi-tional),
(iv) the Account must not be owing from an Account Debtor with whom Borrower has any dispute of other than immaterial in nature (whether or not relating to the particular Account),
(v) the Account must not be owing from an Affiliate of Borrower,
(vi) the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to PFG, or which, fails or goes out of a mate-rial portion of its business,
(vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to PFG's satisfaction, with the United States Assignment of Claims Act),
(viii) the Account must not be owing from an Account Debtor located outside the United States or Canada (unless pre-approved by PFG in its discretion in writing, or backed by a letter of credit sat-isfactory to PFG, or FCIA insured satisfactory to PFG), and
(ix) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor).
Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 35% of the total Accounts outstanding.  In addi-tion, if more than 50% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing.  PFG may, from time to time, in its good faith business judgment, revise the Minimum Eligibility Requirements, upon written notice to Borrower.
 "Equipment" means all present and future "equipment" as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
"Event of Default" means any of the events set forth in Section 6.1 of this Agreement.
"Exigent Circumstances" means circumstances that substantially inhibit an orderly sale process or that imply urgency due to rapid erosion of value or opportunity, including Borrower closing its business or "going dark", inability or refusal (express or implied by non-response) to provide for the security of Collateral.
"Facility" or "Facility [x]" means either or both of the Loan facilities set forth in Schedule 1 and Schedule 2, as the context indicates.
"Financial Statements" means consolidated financial statements of Borrower, including a balance sheet, income statement and cash flow and, in the case of monthly-required financial statements, showing data for the month being reported and a history showing each month from the beginning of the relevant fiscal year.
"First-Priority" means, in relation to PFG's Lien in Collateral, a security interest that is prior to any other security interest, with the exception of Permitted Liens, which other Permitted Liens may only have superior priority to PFG's Lien as expressly specified herein or pursuant to the terms of a subordination agreement between PFG and the holder of such other Permitted Lien.
 "GAAP" means generally accepted accounting principles consistently applied.
"General Intangibles" means all present and future "general intangibles" as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
"good faith business judgment" means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG's business judgment.

"Governmental Authorization" means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
 "Governmental Body" means any: (a) nation, principality, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
"including" means including (but not limited to).
"Indebtedness" means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, (d) capital lease obligations and (e) Contingent Obligations.
"Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law in any jurisdiction, including assignments for the benefit of creditors, compositions, receiverships, administrations, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
 "Intellectual Property" means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know‑how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) Domain Rights as described in Section 3.14 hereof, (g) computer software and computer software products; (h) designs and design rights; (i) technology; (j) all claims for damages by way of past, present and future infringement of any of the rights included above; and (k) all licenses or other rights to use any property or rights of a type described above.
"Inventory" means all present and future "inventory" as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
"Investment" means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.
"Investment Property" means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.
"Knowledge" or "best of knowledge" and words of similar import mean either (i) the actual knowledge without independent investigation (so long as consistent with the standards of prudence applicable to such Person under clause (ii), below) of any of Borrower's officers, including its Chief Executive Officer, President, Chief Information Officer (if any), Chief Technology Officer (or equivalent), Chief Financial Officer and Corporate Controller, or Borrower's Vice Presidents or General Managers supervising a business unit or division, or any persons succeeding or performing the responsibilities of such identified positions including Directors with executive authority, or (ii) such knowledge as the persons in such identified positions would have assuming (A) Borrower policies in accordance with generally-accepted norms of corporate governance and (B) the actual exercise of reasonable investigation, diligence and prudence by such persons in accordance with such policies.

"Legal Requirement" means any written local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.
"Lender Expenses" means, in each case without limitation as to type and kind: (a) reasonable Professional Costs, and all fil-ing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, Professional Costs PFG pays or incurs in order to do the following: (i) prepare and negotiate this Agreement and all present and future documents relating to this Agreement; (ii) obtain legal advice in connection with this Agreement or Borrower; en-force, or seek to enforce, any of its rights or retain the services of consultants to do so; (iii) prosecute ac-tions against, or defend actions by, Account Debtors; (iv) commence, intervene in, or defend any action or proceed-ing; (v) initiate any complaint to be relieved of the automatic stay in bankruptcy; (vi) file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; (vii) exam-ine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; (viii) protect, obtain possession of, lease, dispose of, or otherwise enforce PFG's secu-rity interest in, the Collateral; and (ix) otherwise represent PFG in any litigation relating to Borrower; (b) without limiting the generality of the foregoing, all costs and expenses (including Professional Costs).
"Lien" or "lien" is a security interest, claim, mortgage, deed of trust, levy, charge, pledge or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
"Loan" and "Loans" means the Facility A and Facility B Loans made pursuant to this Agreement and detailed in the Schedules and, where the context does not otherwise indicate, when used in Schedule 1 will generally mean the Facility A Loans and when used in Schedule 2 will generally mean the Facility B Loan and Tranches.
"Loan Documents" means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between PFG and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.
"Loan Request" means any request that may be made by a Borrower in connection with this Agreement, including a borrowing request, consent request, a waiver request and any other accommodation that may be given by PFG under or relating to the Loan Agreement.
"Material Adverse Change" means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of Borrower or any Guarantor, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of PFG's security interests in the Collateral, or (iv) PFG's determination, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 5 of the Schedules during the next succeeding financial reporting period.
"Maturity" and "Maturity Date(s)" means the Maturity Date(s) set forth in Section 4 of each of the Schedules, or such earlier date(s) at which Obligations become due by acceleration or otherwise.
"Minimum Eligibility Requirements" is defined in the definition of "Eligible Accounts" above.
 "New Subsidiary(ies)" means any person that becomes a Subsidiary of Borrower after the date hereof.
 "Non-Borrower Subsidiary(ies)" means any direct or indirect Subsidiary from time to time of Borrower (including a Dormant Subsidiary) not joined as a co-Borrower hereunder and otherwise joined to the Loan Documents.
"Non-Overdue Monetary Obligations" means, at any time, the amount of monetary Obligations other than principal Indebtedness owed by Borrower to PFG but not then due, such as accrued and unpaid interest not yet due.
"Obligations" means all present and future Loans, ad-vances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to PFG, including obligations and covenants intended to survive the termination of this Agreement, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, including indebtedness under any obligation to purchase equity derivatives (including stock warrants) purchased or otherwise issued to PFG from time to time, whether aris-ing from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnifica-tion or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower's debts owing to oth-ers), absolute or contingent, due or to become due, includ-ing, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, commitment fees, contingent fees, back-end and performance-based fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

"Ordinary (or "ordinary") course of business" and derivatives shall apply to an action taken or an action required to be taken and not taken by or on behalf of a Borrower. An action will not be deemed to have been taken in the "ordinary course of business" unless: (a) such action is consistent with its past practices (if such type of action has been taken in the past and, if not, such action shall be deemed not in the ordinary course of business) and is similar in nature and magnitude to actions customarily taken by it; (b) such action is taken in accordance with sound and prudent business practices in its jurisdiction of organization; and (c) such action is not required to be authorized by its shareholders and does not require any other separate or special authorization of any nature.
 "Other Property" means the following as defined in the Code in effect on the Effective Date with such additions to such terms as may hereafter be made, and all rights relating thereto: all present and future "commercial tort claims" (including without limitation any commercial tort claims identified in the Representations), "documents", "instruments", "promissory notes", "chattel paper", "letters of credit", "letter-of-credit rights", "fixtures", "farm products" and "money"; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.
"Payment" means all checks, wire transfers and other items of payment received by PFG for credit to Borrower's outstanding Obligations.
"Permitted Indebtedness" means:
(i) the Loans and other Obligations;
(ii) Indebtedness existing on the Effective Date and shown on Exhibit A hereto, expressly subject to the limitations set forth therein with respect to such Indebtedness, including pursuant to the terms of any Subordination Agreement in effect with respect to such Indebtedness and, if not in effect at any time, such Indebtedness shall cease to be Permitted Indebtedness hereunder;
(iii) Subordinated Debt;
(iv) other Indebtedness secured by Permitted Liens described in clauses (i) and (iii) of that definition;
(v) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
 (vi) Liens of carriers, warehouseman, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $50,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(vii) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (vi) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower; and
(viii) reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $300,000 at any time outstanding, which have been reported to PFG in writing.
"Permitted Investments" are:

(i) Investments (if any) shown on Exhibit A and existing on the Effective Date;
(ii) Investments consisting of Cash Equivalents;
(iii) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
(iv) Investments in Subsidiaries existing on the Effective Date.
"Permitted Liens" means the following:
(i) purchase money Liens (including Liens arising under any retention of title, hire purchase or conditional sales arrangement or arrangements having similar effect) (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $100,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
 (ii) Liens for Taxes not yet payable;
(iii) additional Liens consented to in writing by PFG, which consent may be withheld in its good faith business judgment. PFG shall have the right to require, as a condition to its consent under this sub-paragraph (iii), that the holder of the additional se-curity interest or lien sign a subordination agreement in PFG's then standard form, acknowledge that the secu-rity interest is subordinate to the security interest in favor of PFG, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agrees that any un-cured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;
(iv) Liens being terminated substantially concurrently with this Agreement;
(v) Liens of materialmen, mechanics, ware-housemen, carriers, or other similar liens arising in the or-dinary course of business and securing obligations which are not delinquent;
(vi) Liens to secure payment of workers' compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(vii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i), (ii), (iii) and (ix), provided that any extension, renewal or re-placement lien is limited to the property encumbered by the existing lien and the principal amount of the indebted-ness being extended, renewed or refinanced does not in-crease and other terms are not less favorable to Borrower;
(viii) Liens in favor of customs and revenue author-ities which secure payment of customs duties in connec-tion with the importation of goods; and
(ix) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business.
"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organiza-tion, association, corporation, government, or any agency or political division thereof, or any other entity.
"Plan" means Borrower's financial plan as presented to PFG in hard copy on December 21, 2015 entitled "ActiveCare Projections 11.30.15 (PFG Covenants).xlsx" for Borrower's 2016 fiscal year (ending September 30, 2016), appended hereto (for the avoidance of doubt) as Exhibit  D, as such financial plan is approved by Borrower's Board in subsequent fiscal years for future periods.
"Professional Costs" means all reasonable fees  and  expenses  of  auditors,  accountants,  valuation  experts,  Collateral disposition service providers, restructuring and other advisory services in connection with restructurings, workouts  and  Insolvency Proceedings, and fees and costs of attorneys.
"Qualifying Request" means a request made by a Responsible Officer of Borrower under Section 1.4 for (i) a Loan (A) that is within Borrower's borrowing availability under the relevant Schedules to this Agreement, (B) that is within Borrower's credit availability under Schedule 1 (for revolving line Advances) and otherwise satisfies the relevant conditions set forth in Section 9 of the Schedules for their respective Loan facilities, (C) that is accompanied by such certificates, documents and instruments as may be required under this Agreement or otherwise reasonably required by PFG to confirm Borrower's compliance with the Loan Documents at the time of such request, and (D) that is made within twenty (20) days of the due date of the Reporting package (under Section 6 of the Schedules) showing satisfaction of the relevant borrowing conditions, or (ii) any other matter for which PFG's consent is required under the Loan Documents.
"Representations" means the written Representations and Warranties provided by Borrower to PFG referred to in the Schedules.
"Responsible Officer(s)" means James Dalton and Jeffrey Peterson, and any other person authorized to bind Borrower and notified to PFG in writing by a Responsible Officer as a new Responsible Officer.
"Restricted License" means any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security in Borrower's interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with PFG's right to sell any Collateral.

"Reserves" means, as of any date of determination, such amounts as PFG may from time to time establish and revise in its good faith business judgment, reducing the amount of Loans, and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule:  (a) to reflect events, conditions, contingencies or risks which, as determined by PFG in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of PFG in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect PFG's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to PFG is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which PFG determines in good faith constitutes a Default or an Event of Default.
"Revenue(s)" means, as calculated in accordance with GAAP, receipts from customers in the ordinary course of business for the sale of goods and services, net of discounts and refunds.
"Recurring Revenue(s)" means repetitive transaction revenue that recurs in the ordinary course of business at regular intervals (e.g., monthly, quarterly or yearly) pursuant to a contract with a term of one year or more, which revenue will recur until the underlying contract is terminated.
"Security Instruments" means financing statements and similar notices filed under the Code or other relevant local law (U.S. or non-U.S.) in any jurisdiction in which such financing statements may be filed, fixed and floating charges, share charges, mortgage debentures, and any other notices, instruments and filings that reflect the "all assets" security granted to PFG by Borrower in this Agreement and the other Loan Documents.
"Subordinated Debt" means debt incurred by Borrower subordinated to Borrower's debt to PFG pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor(s) upon terms acceptable to PFG in its sole business discretion, but which may at PFG's option include: (i) subordination of subordinated creditor Lens, (ii) restrictions or prohibition of payments on subordinated debt until all Obligations to PFG are fully repaid and performed, and (iii) a prohibition on the exercise of remedies by a subordinated creditor until all Obligations to PFG are fully repaid and performed.
"Subordination Agreement" means those certain Subordination Agreements, effective as of the Effective Date, by and between PFG and (i) each of Valera Capital LLC and Azadian Group LLC, (ii) holders of Borrower's Series F Preferred Stock, and (iii) any holders of Indebtedness, including (as may be required by PFG) Permitted Indebtedness.
"Subsidiary" means, with respect to any Person, domestic or foreign (i) any Person of which more than 50% of the voting stock or other equity interests is owned or (ii) regardless of percentage ownership threshold a Person controlled, directly or indirectly, by such Person or one or more Affiliates of such Person, and for the avoidance of doubt, shall include a "sister" company to a Person under common direct or indirect ownership and any other Person with legal existence, regardless of its level of business activity.
"Tax" means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar contract.
"Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
"Tranche" means a Loan that may be funded upon the occurrence of an event, satisfaction of a condition or after the passage of time, as may be indicated in the Schedules.
"Transfer" or "transfer" shall include any sale, assignment with or without consideration, encumbrance, hypothecation, pledge, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

Other Terms.  All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.
8.    GENERAL PROVISIONS.
8.1  Confidentiality.  PFG agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from Borrower, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, advisory boards, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, and (ii) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower.  The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.
8.2  Interest Computation.  In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.
8.3  Payments. All Payments may be applied, and in PFG's good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.
8.4  Monthly Accountings.  PFG may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement.  Such account shall be deemed correct, accurate and bind-ing on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of er-rors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within sixty (60) days after such account is rendered, describing the nature of any al-leged errors or omissions.
8.5  Notices.  All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt re-quested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), or by electronic mail to the most recent electronic mail address for Borrower provided for the chief financial officer or financial controller executing the Representations (and if by electronic mail, with an electronic delivery and/or read receipt), addressed to PFG or Borrower at the addresses shown in the heading to this Agreement, in the Representations or at any other address designated in writing by one party to the other party. All no-tices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expira-tion of one Business Day following delivery to the private delivery service, or two (2) Business Days following the de-posit thereof in the United States mail, with postage pre-paid, or on the first business day of receipt during business hours in the case of notices sent by fax or electronic mail, as provided herein.
8.6 Authorization to Use Borrower Name, Etc. Borrower irrevocably authorizes PFG to: (i) use Borrower's logo on PFG's website and in its marketing materials to denote the lending relationship between PFG and Borrower; (ii) use a "tombstone" to highlight the transaction(s) from time to time between PFG and Borrower; and (iii) to issue press releases in a form reasonable acceptable to Borrower and PFG highlighting and summarizing the credit facilities extended by PFG to Borrower from time to time under this Agreement, as amended from time to time, all of the above (i) through (iii), for marketing purposes.
8.7  Severability.  Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.
8.8  Integration.  This Agreement and such other written agreements, documents and instruments as may be exe-cuted in connection herewith are the final, entire and com-plete agreement between Borrower and PFG and super-sede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement.  There are no oral under-standings, representations or agreements between the par-ties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

8.9  Waivers; Indemnity.  The failure of PFG at any time or times to require Borrower to strictly comply with any of the pro-visions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later to demand and re-ceive strict compliance therewith.  Any waiver of any de-fault shall not waive or affect any other default, whether prior or subsequent, and whether or not similar.  None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower.  Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of de-fault or dishonor, notice of payment and nonpayment, re-lease, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Borrower hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties and Lender Expenses of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between PFG and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall  not extend to damages determined by a court of competent jurisdiction in a final judgment to have been proximately caused by the indemnitee's own willful misconduct.  Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.
8.10  No Liability for Ordinary Negligence.  Borrower agrees that any and all claims it may have under this Agreement shall be limited to claims against PFG and not its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG. Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, de-mands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own willful misconduct.
8.11  Amendment; Electronic Execution of Documents.  The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized offi-cer of PFG. The words "execution," "signed," "signature" and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
8.12  Time of Essence.  Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.
8.13  Lender Expenses.  Borrower shall reim-burse PFG for all Lender Expenses.  All Lender Expenses to which PFG may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.
8.14  Benefit of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that Borrower may not assign or Transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void.  No consent by PFG to any assignment shall re-lease Borrower from its liability for the Obligations.
8.15  Joint and Several Liability.  If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the re-lease of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.
8.16  Limitation of Actions.  Any claim or cause of action by Borrower against PFG, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, incurred, done, omitted or suffered to be done by PFG, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year after the earlier to occur of (i) the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of PFG, or on any other person authorized to accept service on behalf of PFG, within thirty (30) days thereafter.  Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action.  The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG in its sole discretion.  This provision shall survive any termination of this Loan Agreement or any other Loan Document.

8.17  Loan Monitoring.  At rea-sonable times and upon reasonable advance notice to Borrower, PFG shall have the right to visit personally with Borrower up to two times per calendar year at its principal place of business or such other location as the parties may mutually agree, for the purpose of meeting with Borrower's management in order to remain as up-to-date with Borrower's business as is practicable and to maintain best practices in terms of lender loan monitoring and diligence. Lender Expenses incurred for travel, lodging and similar expenses for up to three PFG staff for such visits shall be at Borrower's expense and reimbursed in the same manner as other PFG expenses under this Agreement.
8.18  Paragraph Headings; Construction; Counterparts.  Paragraph headings are only used in this Agreement for convenience.  Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applica-ble paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties with the benefit of independent counsel and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise. References to "Borrower" are construed to mean "each Borrower", unless otherwise expressly specified. Amounts set off in brackets or parentheses are negative. The word "shall" is mandatory, the word "may" is permissive, and the word "or" is not exclusive. The term "Agreement" includes the Schedules. Obligations of a similar nature addressed in different sections of this Agreement shall be deemed supplemental to one another and not exclusive unless expressly set forth as such. The term "Guarantor" means any guarantor from time to time of Borrower's Obligations and during any period where there is no such guarantor, such references shall be ignored and of no force and effect. Cross references in one Schedule to Sections of another Schedule shall survive the termination of the Loans set forth in such cross-referenced Schedule. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
8.19  Correction of Loan Documents. PFG may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as PFG provides Borrowers with written notice of such correction and allows Borrower at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both PFG and Borrower.
8.20  Governing Law; Jurisdiction; Venue.  This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of California.  As a ma-terial part of the consideration to PFG to enter into this Agreement, Borrower (i) agrees that all actions and pro-ceedings relating directly or indirectly to this Agreement shall be litigated in courts located within California and that the exclusive venue therefor shall, at PFG's option, be Santa Clara County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal de-livery or by internationally-recognized commercial courier or overnight delivery service or by certified mail, return receipt requested, to the last known address for Borrower; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding. Notwithstanding the foregoing, PFG, in pursuit of collection and Collateral or rights therein, may pursue remedies in any jurisdiction in which Borrower or any Collateral resides or is deemed to reside.

8.21 Withholding.  Payments received by PFG from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body (including any interest, additions to tax or penalties applicable thereto).  Specifically, however, if at any time any Governmental Body, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to PFG, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, PFG receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Body.  Borrower will, upon request, furnish PFG with proof reasonably satisfactory to PFG indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.  The agreements and obligations of Borrower contained in this Section 8.21 shall survive the termination of this Agreement.

8.22  Multiple Borrowers; Suretyship Waivers. If at any time there is more than one Borrower:
(a) Borrowers' Agent. Each such Borrower shall be deemed to have irrevocably appointed each other Borrower, as the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting disbursement of Loans and receiving account statements and other notices and communications to Borrowers (or any of them) from PFG. PFG may rely, and shall be fully protected in relying, on any request for a Loan, disbursement instruction, report, information or any other notice or communication made or given by any Borrower, whether in its own name, as Borrowers' agent, or on behalf of one or more Borrowers, and PFG shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers' obligations hereunder be affected thereby.
(b)    Waivers.  Each Borrower shall be deemed to have waived:  (i) any right to require PFG to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other Person, or to proceed against any property of any kind which se-cures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or main-tained with PFG or any indebtedness of PFG to any other Borrower, or to exercise any other right or power, or pur-sue any other remedy PFG may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other Person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any en-dorser, co-maker or other Person, with respect to all or any part of the Obligations, or by reason of any act or omission of PFG or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other Person or any Obligations or any se-curity therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of PFG to obtain, per-fect, maintain or keep in force any Lien on, any prop-erty of any Borrower or any other Person; (iv) any defense based upon or arising out of any Insolvency Proceeding, liquidation or dissolu-tion proceeding commenced by or against or in respect of any Borrower or any guarantor or any endorser, co-maker or other Person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding.  Until all of the Obligations have been paid, performed, and discharged in full, nothing shall discharge or sat-isfy the liability of Borrower hereunder except the full perfor-mance and payment of all of the Obligations.  If any claim is ever made upon PFG for repayment or recov-ery of any amount or amounts received by PFG in payment of or on account of any of the Obligations, because of any claim that any such payment con-stituted a preferential Transfer or fraudu-lent conveyance, or for any other reason whatsoever, and PFG repays all or part of said amount by rea-son of any judgment, decree or order of any court or administrative body having jurisdiction over PFG or any of its property, or by reason of any settlement or compromise of any such claim effected by PFG with any such claimant (including without limitation the any other Borrower), then and in any such event, Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and Borrower shall be and remain liable to PFG under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by PFG, and the provisions of this sen-tence shall survive, and continue in effect, notwithstanding any re-vocation or release of this Agreement.  Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reim-burse-ment and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the forego-ing rights which Borrower may have under any present or future document or agreement with any other Borrower or other Person, and in-cluding (but not limited to) any of the foregoing rights which Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine. Each Borrower further hereby waives any other rights and defenses that are or may become available to Borrower by reason of California Civil Code Sections 2787 to 2855 (inclusive), 2899, and 3433, as now in effect or hereafter amended, and under all other similar statutes and rules now or hereafter in effect.
(c)    Consents. Each Borrower shall be deemed to have consented and agreed that, without notice to or by Borrower and without affecting or impair-ing in any way the obligations or liability of Borrower hereunder, PFG may, from time to time before or after revocation of this Agreement, do any one or more of the following in PFG's sole and absolute discretion:  (i) accept partial payments of, compromise or settle, re-new, extend the time for the payment, dis-charge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indul-gence to any Borrower or any other Person in respect of any or all of the Obligations or any other matter; (iii) accept, release, waive, surren-der, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which PFG at any time may have a Lien, or refuse to enforce its rights or make any com-promise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any en-dorsers or guarantors of all or any part of the Obligations, includ-ing, without limitation one or more parties to this Agreement, regard-less of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums re-ceived from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collat-eral or security, to any indebtedness whatsoever owing from such Person or secured by such Collateral or security, in such manner and order as PFG determines in its sole discretion, and regardless of whether such indebtedness is part of the Obligations, is secured, or is due and payable.  Borrower con-sents and agrees that PFG shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Obligations.  Borrower further consents and agrees that PFG shall have no duties or responsibilities whatso-ever with respect to any property securing any or all of the Obligations.  Without limiting the generality of the foregoing, PFG shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property se-curing any or all of the Obligations.

 (d)                  Foreclosure of Trust Deeds. Each Borrower shall be deemed to have waived all rights and defenses that Borrower may have because any other Borrower's Obligations are secured by real property.  This means, among other things:  (1) PFG may collect from Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower; and  (2) If PFG forecloses on any real property collateral pledged by another Borrower:  (A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and  (B) PFG may collect from Borrower even if PFG, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from the other Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any other Borrower's Obligations are secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.  Each Borrower waives all rights and defenses arising out of an election of remedies by PFG, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Borrower's rights of subrogation and reimbursement against another Borrower or any other Person by the operation of Section 580d of the California Code of Civil Procedure or otherwise.
(e)    Independent Liability.  Each Borrower shall be deemed to have agreed that one or more successive or concur-rent actions may be brought hereon against Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by PFG. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and Borrower is not relying in any man-ner upon any repre-sentation or statement of PFG with respect thereto.  Each Borrower represents and war-rants that it is in a position to obtain, and Borrower hereby assumes full responsibility for obtaining, any ad-ditional information concerning any other Borrower's financial condition and any other matter pertinent hereto as Borrower may desire, and Borrower is not relying upon or expecting PFG to furnish to it any information now or hereafter in PFG's possession concern-ing the same or any other matter.
(f) Subordination.  All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and Borrower holding the indebtedness shall take all actions reasonably requested by PFG to effect, to enforce and to give notice of such subordination.
8.23 Electronic Execution of Documents.  The words "execution," "signed," "signature" and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
8.24 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm's-length contract.
8.25 Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

8.26 Mutual Waiver of Jury Trial.  BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FU-TURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES' AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, PFG desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then PFG may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of PFG at any time to exercise self-help remedies, foreclose against Collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
 [Signature Page Follows]

Borrower: ACTIVECARE, INC. By_______________________________ President or Vice President By_______________________________ Secretary or Ass't Secretary	PFG: PARTNERS FOR GROWTH IV, L.P. By_______________________________ Name: ___________________________ Title: Manager, Partners for Growth IV, LLC Its General Partner

Partners For Growth
Schedule 1 to
Loan and Security Agreement

Borrower:                           ActiveCare, Inc. a Delaware corporation
Address:                               1365 West Business Park Drive, Suite 100, Orem, UT 84058
Date:                                        February 19, 2016
This Schedule 1 forms an integral part of the Loan and Security Agreement between PARTNERS FOR GROWTH IV, L.P. and the above-borrower of even date.
1.  CREDIT LIMIT
(Section 1.1):	The Facility A Loan set forth in this Schedule 1 is a revolving line of credit not to exceed the lesser of (a) $1,500,000 (the initial "Dollar Credit Limit") at any one time outstanding, and (b) up to 80% (the "Advance Rate") of the amount of Borrower's Eligible Accounts (as defined in Section 7 above) (such not to exceed amount, the "Revolving Line Credit Limit").
Increase to Credit Limit:	The initial Dollar Credit Limit may be increased as follows, in each case subject to no Default or Event of Default having occurred and then continuing: (i) if for the six-month period ending March 31, 2016 Borrower meets or exceeds (A) $4,500,000 in Revenue and (B) $2,750,000 in Recurring Revenue, the Dollar Credit Limit shall increase by $500,000; (ii) if for the nine-month period ending June 30, 2016 Borrower meets or exceeds (A) $7,500,000 in Revenue and (B) $5,000,000 in Recurring Revenue, the Dollar Credit Limit shall increase by $500,000; and (iii) if for the twelve-month period ending September 30, 2016 Borrower meets or exceeds (A) $11,500,000 in Revenue and (B) $8,000,000 in Recurring Revenue, the Dollar Credit Limit shall increase by $500,000. Such increases, if earned, shall be effective as from the date(s) Borrower delivers true and accurate Reports as specified in Section 6 of this Schedule demonstrating Borrower's qualification for such increase(s).
Availability Cure:	If Borrower should fail to qualify for an increase in the Dollar Credit Limit in the first or second measurement period but earn Revenue and Recurring Revenue in the next succeeding measurement period aggregating more than the shortfall in the relevant prior period, then the Dollar Credit Limit shall be increased notwithstanding such failure. For example only, if Borrower earns $4,800,000 in Revenue and $2,900,000 in Recurring Revenue for the six-month period ending March 31, 2016 (failing to earn a Dollar Credit Limit Increase) but earns $10,000,000 in Revenue and $6,000,000 in Recurring Revenue for the nine-month period ending June 30, 2016, then the Dollar Credit Limit shall increase by $1,000,000 (Borrower having qualified for the nine-month measured $500,000 and made up more than the shortfall of the six-month period).
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Repayment:	Interest only, payable monthly, with principal and all other Facility A Obligations due at the Maturity Date.
Early Termination Fee:	Facility A may be terminated prior to Maturity by Borrower upon notice given on any Business Day, effective upon the close of the Business Day on which all Facility A Obligations have been indefeasibly repaid and subject to a prepayment fee equal to $30,000 being paid concurrently with termination.
2. INTEREST.

Interest Rate (Section 1.2):

The Loan shall bear interest at a per annum rate equal to 12.25%, fixed; provided, however, if Borrower meets its Plan for the calendar quarters ending March 31, 2016 and June 30, 2016 for Revenues and Adjusted EBITDA, then the Interest Rate shall be reduced to 10.75%, fixed.

Interest shall be calculated on the basis of a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Accrued interest for each month shall be payable monthly, on the first day of each month for interest accrued during the prior month.
3.  FEES (Section 1.3):

Loan Fee:	$37,500 payable concurrently herewith, and $12,500 payable upon the availability of each increase in Dollar Credit Limit under Section 1 of this Schedule

4.  MATURITY DATE

(Section 5.1):	February 19, 2018.

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5.  FINANCIAL COVENANTS

(Section 4.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each measurement period, except as otherwise specifically provided below:
Minimum Recurring
Revenue:	Borrower shall meet or exceed quarterly Recurring Revenue (as defined in Section 7) of not less that the amounts set forth below for the periods indicated, measured on a calendar quarterly basis:

Period                                                Minimum Quarterly Recurring Revenue

3/31/16	$1,500,000
6/30/16	$1,750,000
9/30/16	$2,000,000
12/31/16	$2,500,000
3/31/17	$2,500,000
6/30/17	$2,500,000
9/30/17	$2,500,000
FUTURE PERIODS	TO BE MUTUALLY AGREED BETWEEN PFG AND BORROWER BASED ON BORROWER'S THEN CURRENT PLAN BUT NOT BELOW PRIOR YEAR PERIOD THRESHOLDS.

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Adjusted EBITDA:	Borrower shall meet or exceed trailing 3-month Adjusted EBITDA (as defined in Section 7), tested monthly, of not less that the amounts set forth below for the periods indicated:

Period	Minimum Adjusted EBITDA

3/31/16	$(1,250,0000)
4/30/16	$(1,500,000)
5/31/16	$(1,250,000)
6/30/16	$(250,000)
7/31/16	$1.00
8/30/16	$250,000
9/30/16	$500,000
10/31/16	$600,000
11/30/16	$600,000
12/31/16	$750,000
1/31/17	$750,000
2/28/17	$750,000
3/31/17	$750,000
4/30/17	$750,000
5/31/17	$750,000
6/30/17	$750,000
7/31/17	$750,000
8/30/17	$750,000
9/30/17	$750,000
FUTURE PERIODS	TO BE MUTUALLY AGREED BETWEEN PFG AND BORROWER BASED ON BORROWER'S THEN CURRENT PLAN BUT NOT BELOW PRIOR YEAR PERIOD THRESHOLDS.

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6.  REPORTING.
      (Section 4.4):
Borrower shall provide PFG with the following:
(a)
Monthly accounts payable, accounts receivable and deferred Revenue schedules, aged by invoice date, and outstanding or held check registers, if any, within twenty (20) days after the end of each month.

(b)	Monthly unaudited consolidated Financial Statements, as soon as available, and in any event twenty (20) days after the end of each month.
(c)
Monthly Compliance Certificates within twenty (20) days after the end of each month and Borrowing Base Certificates within twenty (20) days after the end of each month and with each Schedule 1 Loan advance request, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month or as at such date of Loan request Borrower was in full compliance with all of the terms and conditions of this Agreement and setting forth calculations showing compliance with the financial covenants set forth in the Schedules and such other information as PFG shall reasonably request and, with respect to the Borrowing Base Certificates, showing the calculations required to maintain outstanding Advances or request new Advances.

(d)
Updates to the Representations, as and when required to render the information therein true, correct, accurate and complete as of the date of such date: (i) in all respects as to matters addressed in Part A of the Representations (except for the Collateral values set forth in Part A, Section 3(g), which must be true and correct in all material respects) and Part B, Section 11, and (ii) in all material respects with respect to all other sections of the Representations Letter.

(e)	Annual Borrower Board-approved Budgets and Forecasts, within the earlier of five (5) Business Days of approval by Borrower's Board or when available.
(f)
Annual consolidated and consolidating Financial Statements, as soon as available, and in any event within one hundred twenty (120) days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to PFG. If Borrower is required to file and is current in its filings of Form 10-K with the Securities and Exchange Commission and the same is available within said period through EDGAR, this requirement will be deemed satisfied.

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7.  BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of Borrower dated February 19, 2016, previously submitted to PFG (the "Representations") is true and correct as of the Effective Date.
8.  ADDITIONAL PROVISIONS

(a)
Collateral Accounts.  Concurrently, Borrower shall cause the banks and other institutions where its Collateral Accounts are maintained to enter into Control Agreements with PFG, in form and substance legally sufficient and otherwise satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG's security interest in said Collateral Accounts.  Said Control Agreements shall permit PFG, upon a Default, to exercise exclusive control over said Collateral Accounts and proceeds thereof.

(b)
Subordination of Inside Debt.  All present and future indebtedness of Borrower to its officers, directors and shareholders ("Inside Debt") shall, at all times, be subordinated to the Lien of PFG in respect of and prior payment of Obligations.  Borrower represents and warrants that there is no Inside Debt presently outstanding, except as set forth in Exhibit A.  Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to PFG a subordination agreement on PFG's standard form.

(c)
Adjustment for Extraordinary Events. In the event that Borrower engages in a corporate transaction or other restructure that would bear in any non-trivial way on any of the financial covenant thresholds set forth in Section 5 of this Schedule, such as an acquisition that accretes to Revenues or TNW or a change in fiscal year or other periods, then PFG shall be entitled to reset the financial covenant thresholds to reasonably adjust for the effect of such corporate or other restructure transactions.

(d)	Line of Credit Use of Proceeds. Facility A shall be used for general working capital and corporate purposes.
(e)	Senior Debt. Section 8(e) of Schedule 2 is incorporated by reference herein.

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9.  CONDITIONS

In addition to any other conditions to the initial Facility A Loan set out in this Agreement, PFG will not make any Loan until PFG shall have received from Borrower, in form and substance satisfactory to PFG, such documents, and completion of such other matters, as PFG may reasonably deem necessary or appropriate, including that there shall be no discovery of any facts or circumstances which would, as determined by PFG in its sole discretion, negatively affect or be reasonably expected to negatively affect the collectability of the Obligations, PFG's security interest in Borrower's Collateral or the value thereof. Notwithstanding the foregoing, Borrower agrees to deliver to PFG each item required to be delivered to PFG in this Schedule as a condition precedent to any Facility A Loan.  Borrower expressly agrees that any Loan made prior to the receipt by PFG of any such item shall not constitute a waiver by PFG of Borrower's obligation to deliver such item, and the making of any Loan in the absence of a required item shall be in PFG's sole discretion. Without limiting the foregoing, as conditions precedent to the Facility A Loan, Borrower shall provide (without duplication for Schedule 2-provided deliverables and conditions):
(i)	Clause (i) of Schedule 2 is incorporated by reference herein;
(ii)	Clause (ii) of Schedule 2 is incorporated by reference herein;
(iii)	Clause (iii) of Schedule 2 is incorporated by reference herein;
(iv)	Clause (iv) of Schedule 2 is incorporated by reference herein;
(v)	Clause (v) of Schedule 2 is incorporated by reference herein;
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(vi)	Clause (vi) of Schedule 2 is incorporated by reference herein;
(vii)	Clause (vii) of Schedule 2 is incorporated by reference herein;
(viii)	Clause (viii) of Schedule 2 is incorporated by reference herein;
(ix)	Clause (xi) of Schedule 2 is incorporated by reference herein;
(x)	Clause (x) of Schedule 2 is incorporated by reference herein;
(xi)	Clause (xi) of Schedule 2 is incorporated by reference herein;
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(xii)	Clause (xii) of Schedule 2 is incorporated by reference herein;
(xiii)	Clause (xiii) of Schedule 2 is incorporated by reference herein;
(xiv)	Clause (xiv) of Schedule 2 is incorporated by reference herein;
(xv)	Clause (xv) of Schedule 2 is incorporated by reference herein;
(xvi)	Section 8(f) of Schedule 2 is incorporated by reference herein; and
(xvii)	Clause (xv) of Schedule 2 is incorporated by reference herein.
[Signature Page Follows]
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Borrower: ACTIVECARE, INC. By_______________________________ President or Vice President By_______________________________ Secretary or Ass't Secretary	PFG: PARTNERS FOR GROWTH IV, L.P. By_______________________________ Name: ___________________________ Title: Manager, Partners for Growth IV, LLC Its General Partner

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Partners For Growth
Schedule 2 to
Loan and Security Agreement

Borrower:                           ActiveCare, Inc. a Delaware corporation
Address:                               1365 West Business Park Drive, Suite 100, Orem, UT 84058
Date:                                        February 19, 2016
This Schedule 2 forms an integral part of the Loan and Security Agreement between PARTNERS FOR GROWTH IV, L.P. and the above-borrower of even date.
1.  LOAN (Section 1.1):

The Facility B Loan:	The Facility B Loan set forth in this Schedule 2 shall consist of a term loan in an amount of up to $3,000,000, which shall be disbursed in three Tranches as follows: (a) Tranche 1: $1,500,000, to be disbursed to Borrower within the later to occur of one (1) Business Day following the Effective Date and the Business Day following the day that the conditions to the Facility B Loan set forth in Section 9 of this Schedule 2; (b) Tranche 2: $500,000, to be disbursed upon Borrower consummating sales of equity and/or Subordinated Debt on and after the Effective Date and before April 30, 2016 of not less than $500,000 (the "Tranche 2 Condition") (of which $350,000 will be deemed to have been consummated on the Effective Date); and (c) Tranche 3: $1,000,000, to be disbursed, subject to Borrower's prior satisfaction of the condition set forth in Section 8(f) of this Schedule, within one (1) Business Day following Borrower's delivery of true and correct Reports demonstrating that it has met or exceeded the Tranche 3 Performance Criteria.
"Tranche 3 Performance Criteria" means Borrower having met or exceeded $5,000,000 in Revenue and $3,000,000 in Recurring Revenue for the six-month period ending March 2016.
Repayment:	The principal amount of the each Tranche shall be repaid in 36 equal monthly principal payments, in each case plus interest on outstanding Facility B principal accrued during each month. The first such principal payment (Tranche 1) shall be due on March 1, 2016, and continue on the same day of each month thereafter until the Tranche 1 Maturity Date on which date the entire unpaid principal balance of the Facility B Tranche 1 Loan plus any and all accrued and unpaid interest shall be paid. The first principal payment of Tranche 2 shall be due on the first day of the calendar month following the first full calendar month after Borrower draws Tranche 2, and shall continue on the same day of each month thereafter until the Tranche 2 Maturity Date on which date the entire unpaid principal balance of the Facility B Tranche 2 Loan plus any and all accrued and unpaid interest shall be paid.
Prepayment:	The principal of the Facility B Loan may be prepaid at any time, in whole or in part, provided that, concurrently with the prepayment, Borrower pays to PFG a prepayment fee equal to: (i) 3% of all principal prepaid in the first year after the Effective Date, (ii) 2% of all principal prepaid in the second year following the Effective Date and (iii) 1% of all principal prepaid during the third year following the Effective Date. Prepayments shall be applied to principal payments on the Loan in the inverse order of their maturity.

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2. INTEREST.
Interest Rate (Section 1.2):

The Facility B Loan shall bear interest at a per annum rate equal to 12.75%, fixed; provided, however, if Borrower meets its Plan for calendar Q1-2016 and calendar Q2-2016 for Revenues and Adjusted EBITDA, then the Interest Rate shall be reduced to 11.25%, fixed.
Interest shall be calculated on the basis of a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Accrued interest for each month shall be payable monthly, on the first day of each month for interest accrued during the prior month.

3.  FEES (Section 1.3):

Loan Fee:	$50,000, payable concurrently herewith, and $25,000 payable upon disbursement of the Tranche 2 Loan.

4.  MATURITY DATE

(Section 5.1):	Tranche 1 Maturity Date: February 19, 2019.
Tranche 2 Maturity Date: February 19, 2019.
Tranche 3 Maturity Date: The end of the calendar month that falls 36 months following the disbursement of Tranche 3.

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5.  FINANCIAL COVENANTS

(Section 4.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each measurement period, except as otherwise specifically provided below:
Minimum Recurring

Revenue:	Borrower shall meet or exceed quarterly Recurring Revenue (as defined in Section 7) of not less that the amounts set forth below for the periods indicated, measured on a calendar quarterly basis:

Period                                                Minimum Quarterly Recurring Revenue

3/31/16	$1,500,000
6/30/16	$1,750,000
9/30/16	$2,000,000
12/31/16	$2,500,000
3/31/17	$2,500,000
6/30/17	$2,500,000
9/30/17	$2,500,000
FUTURE PERIODS	TO BE MUTUALLY AGREED BETWEEN PFG AND BORROWER BASED ON BORROWER'S THEN CURRENT PLAN BUT NOT BELOW PRIOR YEAR PERIOD THRESHOLDS.

Adjusted EBITDA:	Borrower shall meet or exceed trailing 3-month Adjusted EBITDA (as defined in Section 7), tested monthly, of not less that the amounts set forth below for the periods indicated:

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Period	Minimum Adjusted EBITDA

3/31/16	$(1,250,0000)
4/30/16	$(1,500,000)
5/31/16	$(1,250,000)
6/30/16	$(250,000)
7/31/16	$1.00
8/30/16	$250,000
9/30/16	$500,000
10/31/16	$600,000
11/30/16	$600,000
12/31/16	$750,000
1/31/17	$750,000
2/28/17	$750,000
3/31/17	$750,000
4/30/17	$750,000
5/31/17	$750,000
6/30/17	$750,000
7/31/17	$750,000
8/30/17	$750,000
9/30/17	$750,000
FUTURE PERIODS	TO BE MUTUALLY AGREED BETWEEN PFG AND BORROWER BASED ON BORROWER'S THEN CURRENT PLAN BUT NOT BELOW PRIOR YEAR PERIOD THRESHOLDS.

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6.  REPORTING.
      (Section 4.4):
Borrower shall provide PFG with the following:
(a)
Monthly accounts payable, accounts receivable and deferred Revenue schedules, aged by invoice date, and outstanding or held check registers, if any, within twenty (20) days after the end of each month.

(b)	Monthly unaudited consolidated Financial Statements, including detail of Revenues and Recurring Revenues, as soon as available and in any event within twenty (20) days after the end of each month.
(c)
Monthly Compliance Certificates within twenty (20) days after the end of each month, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month or as at such date of Loan request Borrower was in full compliance with all of the terms and conditions of this Agreement and setting forth calculations showing compliance with the financial covenants set forth in the Schedules and such other information as PFG shall reasonably request.

(d)
Updates to the Representations, as and when required to render the information therein true, correct, accurate and complete as of the date of such date:  (i)  in all respects as to matters addressed in Part A of the Representations (except for the Collateral values set forth in Part A, Section 3(g), which must be true and correct in all material respects) and Part B, Section 11, and (ii) in all material respects with respect to all other sections of the Representations Letter.

(e)	Annual Borrower Board-approved Budgets and Forecasts, within the earlier of five (5) Business Days of approval by Borrower's Board or when available.
(f)
Annual consolidated and consolidating Financial Statements, as soon as available, and in any event within one hundred twenty (120) days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to PFG. If Borrower is required to file and is current in its filings of Form 10-K with the Securities and Exchange Commission and the same is available within said period through EDGAR, this requirement will be deemed satisfied.

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7.  BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of Borrower dated February 16, 2016, previously submitted to PFG (the "Representations") is true and correct as of the Effective Date.
8.  ADDITIONAL PROVISIONS

(a)
Collateral Accounts.  Concurrently, Borrower shall cause the banks and other institutions where its Collateral Accounts are maintained to enter into Control Agreements with PFG, in form and substance legally sufficient and otherwise satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG's security interest in said Collateral Accounts.  Said Control Agreements shall permit PFG, upon a Default, to exercise exclusive control over said Collateral Accounts and proceeds thereof.

(b)
Subordination of Inside Debt.  All present and future indebtedness of Borrower to its officers, directors and shareholders ("Inside Debt") shall, at all times, be subordinated to the Lien of PFG in respect of and prior payment of Obligations.  Borrower represents and warrants that there is no Inside Debt presently outstanding, except as set forth in Exhibit A.  Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to PFG a subordination agreement on PFG's standard form.

(c)
Adjustment for Extraordinary Events. In the event that Borrower engages in a corporate transaction or other restructure that would bear in any non-trivial way on any of the financial covenant thresholds set forth in Section 5 of this Schedule, such as an acquisition that accretes to Revenues or TNW or a change in fiscal year or other periods, then PFG shall be entitled to reset the financial covenant thresholds to reasonably adjust for the effect of such corporate or other restructure transactions.

(d)	Line of Credit Use of Proceeds. Facility B shall be used for general working capital and corporate purposes and discharge of the Indebtedness and Liens set forth in Section 9(xvi).
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(e)	Senior Debt. Borrower shall not incur Indebtedness senior or pari passu with the Obligations without PFG's consent, which shall be a matter of its absolute business discretion.
(f)
Equity Financing Condition. It shall be a (i) condition subsequent to the Facility A Loans and Facility B, Tranche 1 and Tranche 3 Loans, and (ii) condition precedent to the Facility B, Tranche 2 Loan, that Borrower consummate sales of its equity securities in an equity financing providing cash proceeds of not less than $850,000 on or after the Effective Date and on or before April 30, 2016, of which PFG acknowledges Borrower's receipt of $350,000 as of the Effective Date (leaving a balance of $500,000 in cash financing proceeds to be received by Borrower by such outside date). The failure of this financing condition to occur shall constitute an immediate Event of Default under the Loan Agreement.

9.  CONDITIONS

In addition to any other conditions to the initial Facility B Loan set out in this Agreement, PFG will not make any Loan until PFG shall have received from Borrower, in form and substance satisfactory to PFG, such documents, and completion of such other matters, as PFG may reasonably deem necessary or appropriate, including that there shall be no discovery of any facts or circumstances which would, as determined by PFG in its sole discretion, negatively affect or be reasonably expected to negatively affect the collectability of the Obligations, PFG's security interest in Borrower's Collateral or the value thereof. Notwithstanding the foregoing, Borrower agrees to deliver to PFG each item required to be delivered to PFG in this Schedule as a condition precedent to any Facility B Loan.  Borrower expressly agrees that any Loan made prior to the receipt by PFG of any such item shall not constitute a waiver by PFG of Borrower's obligation to deliver such item, and the making of any Loan in the absence of a required item shall be in PFG's sole discretion. Without limiting the foregoing, as conditions precedent to the Facility B Loan, Borrower shall provide:
(i)
duly executed original signatures of Borrower to the Loan Documents to which Borrower is a party, including without limitation, this Agreement, the Intellectual Property Security Agreement and related Collateral Agreements and Notices, the PFG Warrant, landlord consents and bailee waivers, and subordination agreements among PFG, Borrower and holders of Subordinated Debt;

(ii)
Each Borrower's respective Constitutional Documents and, where applicable, a good standing certificate of Borrower certified by the Secretary of State or other Governmental Body of the jurisdiction of formation of Borrower, as of a date no earlier than thirty (30) days prior to the date hereof, together with, in the case of Borrower, a foreign qualification certificate from the State of Delaware;

(iii)
A Certificate of Incumbency and a Secretary's Certificate certifying the Constitutional Documents of Borrower and resolutions of the Board of Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party, including the PFG Warrant;

(iv)	Control Agreements as required by Section 8(a) of this Schedule, duly executed by Borrower and each relevant depositary institution in favor of PFG, including from Zions Bank;
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(v)
certified copies, dated as of a recent date, of Security Instrument searches, as PFG shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such Security Instruments either constitute Permitted Liens or have been or, in connection with the Loan, will be terminated or released;

(vi)	the Representations, duly executed by Borrower,
(vii)
landlord consents executed in favor of PFG by Borrower's principal office lessor in respect of its premises in Orem, Utah and, if required by PFG, each other premises where Borrower holds Collateral with a fair value in excess of $10,000, and warehouseman's/bailee waivers in respect of third party premises where Collateral with a fair value in excess of $10,000 is stored or housed, including Borrower's facilities at in Provo, Utah (Propeller, Inc.), Orlando, Florida (Titan Commercial Warehouse) and St. Gabriel, Louisiana (Baton Rouge);

(viii)	duly executed Warrants in favor of PFG and its designees (the "PFG Warrant") to purchase Borrower's common stock, in agreed form;
(ix)	the insurance policies and/or endorsements required pursuant to Section 5.2;
(x)	payment of the Fees specified in Section 3 of this Schedule and Lender Expenses incurred in connection with the Loan;
(xi)	any third party consents required in order for Borrower to enter into and perform the Loan Documents;
(xii)	a Subordination Agreement in agreed form between PFG and Complete Business Solutions Group, Inc.;
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(xiii)	discharge of any liens in favor of Valera Capital LLC and Azadian Group LLC;
(xiv)	a Subordination Agreement between PFG and the holders of Borrower's Series F Preferred Stock;
(xv)
the Indebtedness disclosed to PFG as the "Meyers debenture", consisting of Indebtedness owing to 9 Borrower investors, shall have been irrevocably converted into the equity securities of Borrower and the evidence of such conversion provided to PFG;

(xvi)	payoff of all Indebtedness and discharge of all Liens of Prestige Financial in the assets of Borrower;
(xvii)	execution, delivery and (as necessary or appropriate) filing of all Security Instruments; and
(xviii)
to the extent that the conditions to this Agreement have not been completed as of the Effective Date, a Post-Closing Obligations Letter Agreement in PFG's customary form by which PFG waives or defers performance of such conditions as PFG is willing to defer in its sole business discretion.

[Signature Page Follows]
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Borrower: ACTIVECARE, INC. By_______________________________ President or Vice President By_______________________________ Secretary or Ass't Secretary	PFG: PARTNERS FOR GROWTH IV, L.P. By_______________________________ Name: ___________________________ Title: Manager, Partners for Growth IV, LLC Its General Partner

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Exhibit A to Loan and Security Agreement

Section 3.4(d) – Fixtures, Etc.
Section 7—"Permitted Investments"—Other Existing Permitted Investments:
Section 7—"Permitted Indebtedness"—Other Existing Permitted Indebtedness:
1.            Gary A Gelbfish, Indebtedness in the approximate principal amount of $64,260, which may be paid in the ordinary course in accordance with its terms so long as no Default or Event of Default has occurred and is continuing.
2.            Indebtedness relating to Greenwire purchase in the approximate principal amount of $303,212, which shall be subject to a Subordination Agreement in favor of PFG by the holder(s) of such Indebtedness.
3.            Indebtedness relating to a settlement with "Advance Technology, Inc." in the approximate principal amount of $300,000, which shall be subject to a Subordination Agreement in favor of PFG by the holder(s) of such Indebtedness.
4.            Mike Acton, a former employee, Indebtedness in the approximate principal amount of $30,000, which may be paid in the ordinary course in accordance with its terms so long as no Default or Event of Default has occurred and is continuing.
5.            William Martin, a former Board member, Indebtedness in the approximate principal amount of $26,720, which may be paid in the ordinary course in accordance with its terms so long as no Default or Event of Default has occurred and is continuing.
6.            Mike Jones, Borrower's former CEO, Indebtedness in the approximate principal amount of $13,643, which may be paid in the ordinary course in accordance with its terms so long as no Default or Event of Default has occurred and is continuing.
7.            ADP Management, Indebtedness of approximately $720,682, which shall be subject to a Subordination Agreement in favor of PFG by the holder(s) of such Indebtedness.
8.            Bluestone Advisors et al, Indebtedness of approximately $3,049,697, which shall be subject to a Subordination Agreement in favor of PFG by the holder(s) of such Indebtedness.
Schedule Section 8 - "Inside Debt":
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Exhibit B to Loan and Security Agreement – Compliance Certificate
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Exhibit C to Loan and Security Agreement – Borrowing Base Certificate

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Exhibit D to Loan and Security Agreement – Borrower "Plan"

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